Exhibit 99.1

News Release FOR IMMEDIATE RELEASE
Media and Financial Contact: Gentry Brann 225.987.7372 gentry.brann@shawgrp.com

Shaw to Sell Energy & Chemicals Group to Technip for Approximately $300 Million

BATON ROUGE, La., May 21, 2012 – The Shaw Group Inc. (NYSE: SHAW) today announced it has entered into a definitive agreement to sell substantially all of its Energy & Chemicals business to Technip (NYSE Euronext Paris: TEC).

Under the terms of the agreement, Technip will acquire substantially all of the business of the Energy & Chemicals Group for approximately $300 million in cash consideration, subject to adjustment based on the Energy & Chemicals Group’s debt and working capital levels at closing.

Shaw will retain Energy & Chemicals Group personnel in its Baton Rouge office, which will be integrated into the company’s Plant Services Division, as well as Shaw Consulting International Inc., which will be incorporated into Shaw’s Environmental & Infrastructure Group. Shaw also will retain its Toronto-based operations and is reviewing options regarding future plans for this office. Additionally, Shaw will maintain its obligations under an engineering, procurement and construction contract associated with a large ethylene plant in southeast Asia that is now approximately 98 percent complete.

Shaw and Technip also have agreed to work toward developing future business relationships involving Shaw’s core business units.

“We believe this divestiture creates the greatest value for our shareholders, while allowing Shaw to pursue additional opportunities for growth in the primary industries we serve,” said J.M. Bernhard Jr., Shaw’s chairman, president and chief executive officer.  “Shaw will continue to focus our efforts on growing our leadership positions in our core business lines and ensuring excellence and consistency across all operations.”

Shaw expects to recognize a net pre-tax gain of approximately $15 million, or $10 million after tax, associated with the disposition of operations included in this transaction. The net gain also includes total charges of approximately $75 million pre-tax, which includes potential restructuring related to the businesses being retained, retention of the ethylene contract, transaction costs and other miscellaneous items. On a pre-tax basis, Shaw currently estimates this process will result in a charge of $43 million in the third quarter of fiscal year 2012, a gain of $66 million in the fourth quarter of fiscal year 2012, and a charge of $8 million in fiscal year 2013. The timing and final amounts of the gain and related charges are dependent upon the closing of the transaction and the completion of potential restructuring and contract obligations.

The divestiture is targeted to be complete in Shaw’s fourth quarter of fiscal year 2012.

After considering the above net gain, the previously issued earnings-per-share guidance for fiscal year 2012 is being increased to $2.20 to $2.30.

UBS Investment Bank is acting as exclusive financial advisor and Vinson & Elkins LLP is acting as legal advisor to Shaw in this transaction.

About Shaw:
The Shaw Group Inc. (NYSE:SHAW) is a leading global provider of engineering, construction, technology, fabrication, remediation and support services for clients in the energy, chemicals, environmental, infrastructure and emergency response industries. A Fortune 500 company with fiscal year 2011 annual revenues of $5.9 billion, Shaw has approximately 27,000 employees around the world and is a power sector industry leader according to Engineering News-Record’s list of Top 500 Design Firms. For more information, please visit Shaw’s website at www.shawgrp.com.

About Technip:
Technip is a world leader in project management, engineering and construction for the energy industry.

From the deepest Subsea oil & gas developments to the largest and most complex Offshore and Onshore infrastructures, 30,000 people are constantly offering the best solutions and most innovative technologies to meet the world’s energy challenges. Present in 48 countries, Technip has state-of-the-art industrial assets on all continents and operates a fleet of specialized vessels for pipeline installation and subsea construction.

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This press release contains forward-looking statements and information about our current and future prospects and our operations and financial results, which are based on currently available information. The forward-looking statements include assumptions about our operations, such as cost controls and market conditions, that may not be realized. Actual future results and financial performance could vary significantly from those anticipated in such statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, the occurrence of certain events or otherwise.

Among the factors that could cause future events or transactions to differ from those we expect are those risks discussed under Item 1A “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended August 31, 2011, our Quarterly Reports on Form 10-Q for the quarters ended November 30, 2011, and February 29, 2012, and other reports filed with the Securities and Exchange Commission (SEC). Please read our “Risk Factors” and other cautionary statements contained in these filings.

As a result of these risks and others, actual results could vary significantly from those anticipated in this press release, and our financial condition and results of operations could be materially adversely affected.